EXHIBIT 10.1

AMENDMENT dated as of October 22, 2013 (this “Amendment”) to the Amended and Restated Co-Manager Agreement (the “Agreement”) made as of August 1, 2012 by and between Icahn Enterprises L.P. and Icahn Capital LP (collectively, the “Employer”), and [_____________] (the “Employee”, and the Employee and [_____________], each a “Co-Manager” and together the “Co-Managers”). Unless otherwise defined herein a capitalized term used herein shall have the meaning attributed to it in the Agreement.

RECITALS:

Employer and Employee are entering into this Amendment to modify certain provisions of the Agreement solely as they relate to the 5,541,066 shares of common stock, $0.001 par value per share, of Netflix, Inc., a Delaware corporation, held within the New Sargon Portfolio as of September 30, 2013 (the “Designated Shares”). Except as expressly agreed herein, all covenants, obligations and agreements of Employer and Employee contained in the Agreement shall remain in full force and effect in accordance with their terms.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, desiring to be legally bound, hereby agree as follows:

1.             Sale of Designated Shares. Notwithstanding the provisions of the subsection of Section 4(b) of the Agreement entitled “Proposals by Employer to the Co-Managers,” with respect to any sale(s) of Designated Shares proposed from time to time by Employer to the Co-Managers for execution within the New Sargon Portfolio, if the Co-Managers do not consent, by email message to the Chief Operating Officer and the General Counsel of Employer, to such sale in advance of such sale, then (i) Employer may nevertheless cause the New Sargon Portfolio to execute such sale (and any such Designated Shares actually sold by Employer without the consent of the Co-Managers shall be referred to herein as “Sold Shares”) and (ii) such sale shall in no event constitute, give rise to, be, or be deemed to be, a breach of any provision of the Agreement, nor shall such sale constitute, give rise to, be, or be deemed to be, a termination of the Agreement; provided, however, that (unless the Co-Managers shall have consented, by email message to the Chief Operating Officer and the General Counsel of Employer, to such sale in advance of such sale) Employer may not cause the New Sargon Portfolio to execute any sale of Designated Shares (1) after August 1, 2015 or (2) if, following such sale, the aggregate number of Sold Shares would exceed: (x) 4,709,906; minus (y) the product of (a) 0.85 multiplied by (b) the aggregate number of Designated Shares sold by Employer with the consent of the Co-Managers (it being understood and agreed that the foregoing proviso shall not apply (1) during any period beginning on a Trigger Date and ending one year after the associated Break-Even Date or (2) on any date where, if the Second Profit Sharing Payment were to be calculated as of such date, the amount payable to the Co-Managers would be zero). Following any sale of Designated Shares, Employer shall make available to the New Sargon Portfolio for additional investments consistent with the Agreement an amount in cash or cash equivalents equal to the proceeds received by Employer in connection with such sale (the “Actual Proceeds”).

2.             Notional Shares. The Sold Shares shall, subject to the following sentence, be deemed to remain in the New Sargon Portfolio on a notional basis as if no such sale had taken place (such Sold Shares, the “Notional Shares”), until such time as either (x) the Co-Managers shall have elected to effect a deemed sale of such Notional Shares or (y) such Notional shares have been deemed sold on the Final Date, in each case in accordance with Section 3 below. Notwithstanding the foregoing, the Co-Managers and Employer understand, acknowledge and agree that the Notional Shares shall be deemed to remain in the New Sargon Portfolio solely for the purpose of performing the calculations contemplated in Section 4(b) below (i.e., the value of the Notional Shares shall not be taken into account in determining the amount of cash or Securities held by the New Sargon Portfolio on the Final Date).

3.             Deemed Sale of Notional Shares. The Co-Managers shall have the right, at any time during the Term, to elect, by email message to the Chief Operating Officer and the General Counsel of Employer, to effect a deemed sale of Notional Shares, in which case:

(a)      any Designated Shares that have not actually been sold by Employer (“Remaining Shares”) shall be sold at the same time and in the same proportion as the Notional Shares (for example, if the Co-Managers were to elect that 12% of the then remaining Notional Shares be deemed sold, then 12% of the Remaining Shares would actually be sold);

(b)      the timing and volume of any such sales of Remaining Shares shall be determined by the Co-Managers, communicated verbally to the Head Trader of Employer, and confirmed in an email message to the Chief Operating Officer and the General Counsel of Employer; and

(c)      the deemed per share sale price of such Notional Shares shall be equal to the actual per share sale price of such Remaining Shares (net of any brokerage commissions, underwriting discounts, SEC fees and/or related expenses incurred or expected to be incurred by Employer in connection with such sale).

Notwithstanding the foregoing, in lieu of actually selling any Remaining Shares, Employer shall have the right, pursuant to paragraph (6) under “Consequences of Employer Rejections” in Section 3(b) of the Agreement, to effect a Deemed Sale (as such term is defined in the Agreement) of such Remaining Shares, in which case both such Remaining Shares and an equal percentage of the remaining Notional Shares shall be deemed to have been sold at a price determined in accordance with the provisions of such paragraph (6).

With respect to any Notional Shares as to which the Co-Managers have not effected a deemed sale in accordance with this Section 3, such Notional Shares shall be deemed to have been sold on the Final Date for an amount per Notional Share equal to the actual per share closing price of the Designated Shares, on the primary exchange on which they trade, on the Final Date.

4.             Profit Sharing. With respect to the determination of the Second Profit Sharing Payment, the following provisions shall apply for all purposes of, and shall supersede any inconsistent provisions contained in, the Agreement:

(a)      the Hurdle shall be calculated without regard to any of the transactions contemplated by this Amendment (i.e., for purposes of calculating the Hurdle, neither the Inception Amount nor the Reference Amount shall be increased or decreased as a result of any of the transactions contemplated by this Amendment); and

(b)      for purposes of calculating the market value of the New Sargon Portfolio in connection with the determination of the Gain, with respect to the Notional Shares deemed sold in accordance with Section 3 above (it being understood and agreed that 100% of the Notional Shares shall be deemed sold, including any Notional Shares as to which the Co-Managers have not effected a deemed sale, as contemplated in the last paragraph of Section 3 above), the amount of cash held by the New Sargon Portfolio on the Final Date (the “Cash Amount”) shall be deemed to be either increased or decreased (and may be decreased below zero and thereby reduce the Gain) as follows:

(i)      if the aggregate proceeds deemed received by Employer pursuant to Section 3 in connection with the deemed sale(s) of the Notional Shares (the “Deemed Proceeds”) are greater than the aggregate Actual Proceeds, then the Cash Amount shall be deemed to be increased by an amount equal to (1) minus (2), where: “(1)” equals the aggregate Deemed Proceeds; and “(2)” equals the aggregate Actual Proceeds; and

(ii)      if the aggregate Deemed Proceeds are less than the aggregate Actual Proceeds, then the Cash Amount shall be deemed to be decreased by an amount equal to (1) minus (2), where: “(1)” equals the aggregate Actual Proceeds; and “(2)” equals the aggregate Deemed Proceeds.

Consistent with Section 4(e) of the Agreement: (x) actual trading commissions, SEC fees and associated costs will be taken into account in connection with all calculations of Actual Proceeds; and (y) hypothetical trading commissions, SEC fees and associated costs (which shall be determined by reference to actual trading commissions, SEC fees and associated costs incurred in connection with the sale of Remaining Shares) will be taken into account in connection with all calculations of Deemed Proceeds.

The parties agree that the “Profit”, the “Gain” and the “Hurdle” will be calculated in accordance with the hypothetical examples attached hereto as Appendix A.

5.             Rights of Employer. Employer shall under no circumstances have the right to (i) cause the sale of any Notional Shares or (ii) veto any sale of Notional Shares proposed by the Co-Managers (provided, however, that the foregoing restrictions in clauses (i) and (ii) shall not apply during any period beginning on a Trigger Date and ending one year after the associated Break-Even Date).

6.             Disclosure. Within two business days following the date hereof, Employer will issue a joint press release with the Co-Managers containing the disclosure set forth on Appendix B attached hereto.

7.             Consequences of Certain Termination Events. If Employee’s employment under the Agreement ceases for any reason (such date of cessation, the “End Date”), other than due to (x) a termination by Employer for Cause or (y) the death, disability, retirement or resignation (other than a Permitted Resignation) of Employee, then all of the Notional Shares and the Remaining Shares remaining within the New Sargon Portfolio on the End Date shall be deemed to have been sold at the close of business on the End Date at the higher of (x) $306 per share or (y) the closing per share price of the Designated Shares, on the primary exchange on which they trade, on the End Date.

8.             No Other Changes. Except as expressly agreed above, all covenants, obligations and agreements of Employer and Employee contained in the Agreement shall remain in full force and effect in accordance with their terms.

In WITNESS WHEREOF, undersigned have executed this Amendment as of October 22, 2013.

EMPLOYEE

_______________________

[_____________]

EMPLOYER

ICAHN ENTERPRISES L.P.

By: Icahn Enterprises G.P., Inc., its general partner

By: ______________________

Name:

Title:

ICAHN CAPITAL LP

By: ______________________

Name:

Title:

[Signature Page to Amendment dated October 22, 2013 to the Amended and Restated

Co-Manager Agreement with [_____________] dated August 1, 2012]

APPENDIX A

HYPOTHETICAL EXAMPLES OF PROFIT CALCULATION

Rules:

•	Profit = Gain – Hurdle
•	Gain = (market value of New Sargon Portfolio on Final Date, including the Actual Proceeds) – (Inception Amount + market value of Sargon Positions on March 29, 2013)
•	Gain will either be increased by profit on deemed sale of Notional Shares (i.e., Deemed Proceeds – Actual Proceeds) or decreased by loss on deemed sale of Notional Shares (i.e., Actual Proceeds – Deemed Proceeds)
•	Notional Shares deemed held on Final Date (i.e., no election by Co-Managers to sell) will be deemed sold at market value of Designated Shares on Final Date
•	Additional Funds will not increase or decrease Hurdle

Assumptions:

•	Market value of New Sargon Portfolio on Final Date (including Actual Proceeds of $1,000,000,000) = $8,000,000,000
•	Hurdle = $350,000,000
•	Actual Proceeds = $1,000,000,000 (included in “Market value” above)
•	Inception Amount = $2,300,000,000
•	Market value of Sargon Positions on March 29, 2013 = $1,600,000,000

Example # 1 (no election by Co-Managers to sell Notional Shares; market value of Notional Shares deemed held on Final Date = $1,400,000,000 of Deemed Proceeds):

Gain = 8,000,000,000 – (2,300,000,000 + $1,600,000,000) + (1,400,000,000 – 1,000,000,000) = $4,500,000,000

Profit = 4,500,000,000 – 350,000,000 = $4,150,000,000

Example # 2 (no election by Co-Managers to sell Notional Shares; market value of Notional Shares deemed held on Final Date = $600,000,000 of Deemed Proceeds):

Gain = 8,000,000,000 – (2,300,000,000 + $1,600,000,000) – (1,000,000,000 – 600,000,000) = $3,700,000,000

Profit = 3,700,000,000 – 350,000,000 = $3,350,000,000

Example # 3 (Deemed Proceeds = $1,500,000,000):

Gain = 8,000,000,000 – (2,300,000,000 + $1,600,000,000) + (1,500,000,000 – 1,000,000,000) = $4,600,000,000

Profit = 4,600,000,000 – 350,000,000 = $4,250,000,000

Example # 4 (Deemed Proceeds = $500,000,000):

Gain = 8,000,000,000 – (2,300,000,000 + $1,600,000,000) – (1,000,000,000 – 500,000,000) = $3,600,000,000

Profit = 3,600,000,000 – 350,000,000 = $3,250,000,000

APPENDIX B

DISCLOSURE

Icahn Enterprises L.P.

Investor Contacts:

SungHwan Cho, Chief Financial Officer

Peter Reck, Chief Accounting Officer

(212) 702-4300

For Release: October 22, 2013

Icahn Enterprises L.P. Announces Sale of Netflix Shares

New York, NY – Icahn Enterprises L.P. (Nasdaq: IEP) and its affiliates today filed with the Securities and Exchange Commission an amendment to their Schedule 13D reflecting the sale of 2,989,000 shares of Netflix common stock. Netflix common stock is held in the Sargon Portfolio, a designated portfolio of assets within the various private investment funds comprising Icahn Enterprises’ Investment segment, of which David Schechter and Brett Icahn are the co-managers pursuant to agreements dated August 1, 2012 (the “Co-Manager Agreements”).

The decision to sell Netflix common shares was made by Carl Icahn in view of the 457% increase in the price of those shares since the original investment at approximately $58 per share. In order to address certain provisions under the Co-Manager Agreements, Carl Icahn and Icahn Enterprises reached an agreement with David Schechter and Brett Icahn (a copy of which is filed as an exhibit to the Schedule 13D) that will allow Carl Icahn and Icahn Enterprises to reduce their exposure to Netflix while allowing the Co-Managers to maintain the potential to receive compensation under the Co-Manager Agreements based on the performance of Netflix shares.

David Schechter and Brett Icahn stated:

Our cost basis in Netflix is $58 per share. Despite its notable appreciation in just over one year to $323 per share, for the reasons set forth below, we believe the company remains significantly undervalued. As a subscription service priced at only $7.99 per month, we believe Netflix is one of the great consumer bargains of our time. We find it difficult to understand why a household would not subscribe to the service, considering the low monthly price, the robust content aggregation (which includes an increasing mix of premium and award-winning original series) and the dramatically superior user experience from both an interface and overall technology perspective. Netflix’s predominately fixed content cost (variable primarily to the extent management chooses to further improve the service) gives the business model massive operational leverage. Our recognition of this operational leverage, combined with our expectations for both domestic and international subscriber growth with modest price increases over time, has been and continues to be the core of our investment thesis.

With respect to Netflix’s opportunity in the United States, Reed Hastings’ estimated range for a total domestic market size of 60 million to 90 million domestic subscribers implies that Netflix will add 30 million new domestic subscribers, using the low end of that range. While the timeframe is debatable, we share Reed’s confidence in the overall size of this market, and we note that Netflix is currently adding six million net subscriber additions per year. Furthermore, at just $7.99 per month, we think Netflix has pricing power – and while we do not expect price increases for the next two years we think it is reasonable to anticipate that the company could ultimately raise prices to $9.99 per month over the course of the next five years (this equates to a very modest annualized increase of roughly 4.6%). Together, we expect these new subscriber additions and price increases would raise domestic streaming revenues by $4.3 billion annually. Even if the company decides to increase spending on cost of revenues (largely content) by $1 billion annually (a 55% increase) in order to seek to achieve this growth by further improving the user experience, the operating leverage would still be impressive, adding $3.3 billion to domestic contribution profit.

While the domestic growth story alone is compelling, we believe the international opportunity is even larger in the long term. We strongly support the company’s strategy to reinvest its domestic profits into international growth and recognize that its rapidly improving domestic operating profit implies an accelerated pace for future international expansion, with large new markets launched in 2014 and beyond. There are large portions of the world in which Netflix has yet to launch, and the company is still in the early innings of the international game, including the markets already launched. Because Netflix launches its product in each territory with a robust service, it must spend on the completion of this product, and the marketing of it, in advance of signing up new subscribers, which is why we expect the international segment to continue losing money in the near term. However, as these international markets mature, we expect that the aggregate international operating profits will actually exceed the domestic.

Given this opportunity set and the company’s management team, which we view as exceedingly competent, we believe Netflix’s valuation is still relatively low. In our experience, there are few companies at any given time in history that represent the pure life blood of a colossal secular growth category, and even fewer where the CEO of that company instills deserved confidence among the company’s investors by repeatedly exhibiting both vision and the ability to execute on that vision. We are proud to have identified Netflix as such a company and believe that it is well positioned for greatness.

Carl Icahn stated:

While I basically agree with David and Brett’s assessment above and have often held positions for many years, as a hardened veteran of seven bear markets I have learned that when you are lucky and/or smart enough to have made a total return of 457% in only 14 months it is time to take some of the chips off the table. I want to thank Reed Hastings, Ted Sarandos and the rest of the Netflix team for a job well done. And last but not least, I wish to thank Kevin Spacey. I also want to thank David and Brett. The Sargon Portfolio which David and Brett co-manage and I supervise, has generated 37% annualized returns since its inception on April 1, 2010 through September 30, 2013 and currently manages in excess of $4.8 billion for Icahn Enterprises and my own capital. Icahn Enterprises has assets of approximately $29 billion.

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Icahn Enterprises L.P. (NASDAQ:IEP), a master limited partnership, is a diversified holding company engaged in nine primary business segments: Investment, Automotive, Energy, Metals, Railcar, Gaming, Food Packaging, Real Estate and Home Fashion.

IMPORTANT DISCLOSURES

The information contained above is not and should not be construed as investment advice, and does not purport to be and does not express any opinion as to the price at which the securities of Netflix, Inc. may trade at any time. The opinions of David Schechter and Brett Icahn stated above are their own. David Schechter and Brett Icahn have advised Icahn Enterprises L.P. that the information contained above is based solely on information contained in the public domain and related analyses performed by them. The information and opinions provided above should not be taken as specific advice on the merits of any investment decision. Investors should make their own decisions regarding Netflix and its prospects based on such investors’ own review of publically available information and should not rely on the information contained above. Projections or anticipated results, performance or events involve elements of subjective judgment and analysis, and there can be no assurance that any projections or anticipated results, performance or events will be attained or occur. Neither Icahn Enterprises L.P. nor any other person or entity has any obligation to update or otherwise revise this information. Neither Icahn Enterprises L.P., nor Carl C. Icahn, nor any of their respective affiliates accepts any liability whatsoever for any direct or consequential loss howsoever arising, directly or indirectly, from any use of the information contained above.